Exhibit 99.1

NEWS RELEASE
For Release: Tuesday, October 20, 2009, 3:05 pm Central Time	Contact: Howard Root, CEO
James Hennen, CFO
Vascular Solutions, Inc.
(763) 656-4300

VASCULAR SOLUTIONS ANNOUNCES THIRD QUARTER RESULTS;

NET REVENUE INCREASES 11% TO RECORD $17.2 MILLION;

NET INCOME OF $0.09 PER SHARE

MINNEAPOLIS, Minnesota -- Vascular Solutions, Inc. (Nasdaq: VASC) today reported financial results for the third quarter ended September 30, 2009. Highlights of the third quarter and other recent events include:

•	Achieved record net revenue of $17.2 million, an increase of 11% from the third quarter of 2008.
•	Achieved net income of $1,431,000, or $0.09 per diluted share.
•	Achieved positive cash flow of $3.5 million.
•	Increased operating margin to 13% of net revenue.
•

Launched the new Piggyback™ wire converter in the U.S. and the new GuideLiner™ catheter in Europe, with four additional new products including the Guardian® II hemostasis valve expected to be launched in the U.S. during the remainder of 2009.

Commenting on the results, Vascular Solutions’ Chief Executive Officer Howard Root said: “Once again, in the third quarter Vascular Solutions demonstrated double digit percentage sales growth and rapid new product innovation, while at the same time adding substantially to our net income and positive cash flow. As we conclude 2009, we are well on our way to our sixth consecutive year of double digit percentage sales growth, and we have clearly demonstrated the success of our business model in driving increased earnings from every incremental sale.”

Gross margin across all product lines was 66.0% in the third quarter of 2009, equivalent to 66.0% in the third quarter of 2008. Based on the projected product sales mix, gross margin on product sales in the fourth quarter is expected to continue to be between 65% and 66%.

Net income for the third quarter was $1,431,000, or $0.09 per share, compared to net income of $1,722,000, or $0.11 per share, in the third quarter of 2008. Net income for the third quarter of 2009 included $407,000 of non-cash stock-based compensation ($268,000 after-tax, or $0.02 per share) and $746,000 of non-cash income tax expense ($0.05 per share) based on a 34% tax rate, offset by the utilization of net operating loss carryforwards. Net income for the third quarter of 2008 included no income tax expense. On a comparable fully taxed basis, net income increased by 32% in the third quarter of 2009 over the third quarter of 2008.

Third Quarter Net Revenue by Product Line

Net revenue from hemostat products (primarily consisting of the D-Stat® Dry, D-Stat Flowable and D-Stat Radial products) was $6.4 million during the third quarter, an increase of 10% over the third quarter of 2008. “With the second quarter exit of one of our competitors in the hemostatic patch market, in the third quarter we were able to drive continued growth of our D-Stat Dry and Thrombix® patches, and we also increased sales of our new Wrap version of the D-Stat Dry,” commented Mr. Root.

Net sales of extraction catheters (primarily consisting of the Pronto® V3 extraction catheter) were $4.2 million in the third quarter, an increase of 8% over the third quarter of 2008. “Sales of our newer LP, or low profile, version of the Pronto constituted 23% of our extraction catheter sales in the third quarter and increased by 8% sequentially from the second quarter. Expected to drive future sales growth in extraction catheters, in development we have new V4 versions of the Pronto and improved versions of our Pronto 035 and Pronto-Short catheters, all of which we expect to bring to market in the first half of 2010,” Mr. Root stated.

Net sales of vein products (primarily consisting of the Vari-Lase® laser console and kits) were $2.8 million in the third quarter, an increase of 15% over the third quarter of 2008. “We have two new versions of Vari-Lase fibers scheduled for launch in the fourth quarter and an improved and lower-cost Vari-Lase console scheduled for launch at the beginning of 2010 to continue to differentiate ourselves on a clinical and value basis. Concerning the patent litigation recently initiated by AngioDynamics regarding our Vari-Lase Bright Tip fiber, based on our study of the prior art, including prior art that was not before the Patent Office, we believe that both AngioDynamics’ patents are invalid. We plan to file a re-exam request promptly with the U.S. Patent & Trademark Office concerning the two AngioDynamics patents in question, which we believe will take approximately three years to conclude during which time we believe the litigation will be placed on hold,” commented Mr. Root.

Net sales of access products (primarily consisting of micro-introducer kits, specialty guidewires and snares), were $1.8 million in the third quarter, an increase of 13% over the third quarter of 2008. “Part of our sales growth resulted from our new GrebSet™ access product, which increased by 9% sequentially in the third quarter and we believe is now gaining substantial repeat usage in interventional radiology. Looking forward, in October we expect to launch the new Guardian II hemostasis valve which we believe will substantially increase sales of our access products in 2010,” Mr. Root added.

Net sales of specialty catheters (primarily consisting of the Langston® dual lumen catheters, Twin-Pass® dual access catheters and Minnie™ support catheters), were $1.5 million in the third quarter, an increase of 30% over the third quarter of 2008. “Sales of our Minnie support catheters which we launched in the first quarter increased 14% sequentially in the third quarter and are now beginning to grow rapidly as we work our way through the hospital purchasing committees. In September we received CE mark guidance and have now launched our new GuideLiner catheter in European markets, with excellent clinical response from initial users. We expect to receive 510(k) clearance and launch the GuideLiner in the U.S. during the fourth quarter. We believe that the GuideLiner has a substantial sales potential and could eventually grow in sales to be roughly equivalent in size to sales of our Pronto V3 catheter,” Mr. Root added.

Financial Guidance

Regarding future guidance, net revenue for the fourth quarter of 2009 is expected to be between $17.9 million and $18.3 million. Corresponding net income in the fourth quarter of 2009 on a fully-taxed basis is expected to be between $0.09 and $0.11 per fully diluted share. “Looking into 2010, we will provide more specific guidance with our fourth quarter results, but at this time we believe that we will continue to grow sales by between 11% and 13% over 2009’s levels, with net income accelerating by an even higher percentage,” concluded Mr. Root.

Conference Call & Webcast Information

Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release. The live web cast may be accessed on the investor relations portion of the company’s web site at www.vascularsolutions.com. An audio replay of the call will be available until Tuesday, October 27, 2009 by dialing 1-888-203-1112 and entering conference ID# 3743957. A recording of the call will also be archived on the Company’s web site, www.vascularsolutions.com until Tuesday, October 27, 2009. During the conference call the Company may answer one or more questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and new product development and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)

Revenue:
Product revenue	$16,817	$15,089	$49,014	$43,698
License and collaboration revenue	411	376	1,191	1,120
Total revenue	17,228	15,465	50,205	44,818

Product costs and operating expenses:
Cost of goods sold	5,718	5,130	16,698	15,071
Collaboration expenses	199	138	554	506
Research and development	1,988	1,530	5,707	4,550
Clinical and regulatory	713	792	2,092	2,402
Sales and marketing	5,280	5,090	15,840	15,477
General and administrative	1,152	1,037	3,375	3,771
Litigation	—	—	—	1,484
Operating income	2,178	1,748	5,939	1,557

Interest expense	(9)	(10)	(30)	(52)
Interest income	5	28	43	168
Foreign exchange loss	3	(22)	(3)	(22)
Income before tax	$2,177	1,744	$5,949	1,651

Income tax expense	(746)	(22)	(2,194)	(162)
Net income	$1,431	$1,722	$3,755	$1,489

Net income per share - basic	$0.09	$0.11	$0.24	$0.10
Weighted average shares used in calculating - basic	16,055	15,581	15,955	15,517
Net income per share - diluted	$0.09	$0.11	$0.23	$0.09
Weighted average shares used in calculating - diluted	16,526	16,044	16,390	15,885

VASCULAR SOLUTIONS, INC.

CONDENSED BALANCE SHEETS

	September 30, 2009 (unaudited)	December 31, 2008 (note)
ASSETS
Current assets:
Cash and cash equivalents	$14,053	$7,209
Accounts receivable, net	8,814	8,706
Inventories	9,689	9,974
Prepaid expenses	1,564	1,045
Current portion of deferred tax assets	2,680	2,680
Total current assets	36,800	29,614
Property and equipment, net	3,786	3,887
Intangible assets, net	193	193
Deferred tax assets, net of current portion and liabilities	8,590	10,486
Total assets	$49,369	$44,180

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$6,934	$6,937

Long-term deferred revenue, net of current portion	4,780	5,417

Shareholders’ equity:
Total shareholders’ equity	37,655	31,826
Total liabilities and shareholders’ equity	$49,369	$44,180
Note: Derived from the audited financial statements at that date.

About Vascular Solutions

Vascular Solutions, Inc. is an innovative medical device company that focuses on developing unique clinical solutions for coronary and peripheral vascular procedures. The company’s product line consists of five major categories: hemostat (blood clotting) products, extraction (clot removal) catheters, vein products, specialty catheters and access products. Vascular Solutions delivers its proprietary and distributed products to interventional cardiologists, interventional radiologists and vascular surgeons through its direct U.S. sales force and international distributor network.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2008 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, limited working capital, lack of sustained profitability, exposure to intellectual property claims, exposure to possible product liability claims, the development of new products by others, doing business in international markets, limited manufacturing experience, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vascularsolutions.com.

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